Exhibit 99.2

authID Announces $2 Million Agreement with the EinStrong Foundation

EinStrong invests $2M in authID’s biometric identity technology to secure its mission to fight poverty and educational inequality

DENVER, October 6, 2026 - authID® (Nasdaq: AUID), a leading provider of biometric identity verification and authentication solutions, today announced a $2 million technology licensing, services, and support agreement with the EinStrong Charitable Foundation, an organization dedicated to alleviating poverty and providing secure and transparent support to vulnerable groups of people around the world.

To enable the further development of ESi, EinStrong’s universal ID, EinStrong paid $1 million for a non-exclusive authID technology license and has committed an additional $1 million for new biometric de-duplication functionality and engineering support.

EinStrong provides direct cash transfers directly to underprivileged populations such as single mothers living in poverty, utilizing authID technology to positively determine the identities of recipients through biometric identification and verification. EinStrong’s program encourages the improvement of local environments and the progression of sustainable livelihoods, as well as assisting childhood education.

To enhance its ability to prevent fraud and ensure that funds are only provided to eligible recipients, EinStrong has made a significant commitment to the authID technology through investment and product roadmap alignment.

“For over two years we have been proud participants in EinStrong’s mission to assist less fortunate, at-risk communities,” commented Thomas Szoke, CEO of authID. “Their commitment to supporting impoverished societies has inspired our designers and developers to further enhance our tech, allowing them to deter fraudsters and duplicates, and put precious funds in the hands of deserving individuals.”

“We are excited about our business outlook and the execution of this important agreement,” added Szoke. “Having now reduced our monthly cash operating expenses by roughly 40% as compared to the first quarter 2026, we start the fourth quarter from a leaner base that gives us real leverage as the business grows. We remain committed to disciplined execution and to pursuing the best path forward for authID, its customers and its shareholders.”

“Over the last two years, our use of authID’s biometric platform has given our sponsors the confidence to fund our mission knowing that their donations will go only to people in need,” commented Steven Cho, Chief Operating Officer of EinStrong. “By deepening our investment and partnership with authID, EinStrong will further extend its innovation and achieve even greater impact as we scale.”

EinStrong’s proprietary app enables donors to bypass the typical obstacles to philanthropy, with direct cash donations that most easily benefit needy families across multiple continents. authID has supported EinStrong’s mission through a seamless biometric identity experience that allows users to easily and securely assert their identities and gain access to and use donor funds.

About authID

authID® (Nasdaq: AUID) ensures enterprises “Know Who’s Behind the Device™” for every customer or employee login and transaction through its easy-to-integrate, patented, biometric identity platform. authID quickly and accurately verifies a user’s identity and eliminates any assumption of “who” is behind a device to prevent cybercriminals from compromising account openings or taking over accounts. Combining secure digital onboarding, biometric authentication, and account recovery with a fast, accurate, user-friendly experience, authID delivers biometric identity processing in 700ms, with a 1-to-1-billion false match rate and 1-to-many sub-second search capability. authID delivers all the benefits of biometric identity verification while ensuring complete privacy protection and regulatory compliance by storing no biometric data whatsoever. For more information, visit authid.ai.

authID Investor Relations

investor-relations@authID.ai

About the EinStrong Foundation

The EinStrong Foundation is a not-for-profit foundation started in 2019, headquartered in Southern California, with additional support from individuals and organizations in Asia and Europe. They invite other individuals, foundations, educational institutions, NGOs, and philanthropists to improve the economic, educational, and climate change objectives of people around the world. Their objective is to benefit a billion people globally in the next 5-10 years.

For more information, contact info@einstrong.org